Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-129385, 333-129387, 333-129389, 333-129390, 333-146989, 333-146990 and 333-157686) of Oppenheimer Holdings Inc. of our report dated March 2, 2011, except for the guarantor information in note 21, as to which the date is June 15, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Oppenheimer Holdings Inc. dated June 16, 2011.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 16, 2011